CODE OF ETHICS

ARMORY FUNDS, LLC

November 11, 2013

This Code of Ethics ("Code") is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment advisers and registered investment companies. Registered investment advisers are required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended ("Advisers Act"), to adopt a code of ethics which, among other things, sets forth the standards of business conduct required of their supervised persons and requires those supervised persons to comply with the Federal Securities Laws.

Similarly, each registered investment company and its adviser and principal underwriter must adopt a code of ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended ("Company Act"). In conformity with these rules, this Code is adopted by Armory Funds, LLC ("Armory Funds" or the "Adviser"), in its role as investment adviser or sub-adviser to registered investment companies (each a "Mutual Fund"), to separately managed accounts and to one or more unregistered pooled investment vehicles (each a "Private Fund").

1. Standards of Business Conduct

We seek to foster a reputation for integrity and professionalism. The confidence and trust placed in us by our clients is something we value and endeavor to protect. To further that goal, we have adopted this Code and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Federal Securities Laws and the fiduciary duties owed to our Clients, including Investors in the Private Fund (collectively, the "Client").

We have affirmative duties of care, honesty, loyalty and good faith to act in the best interests of our Client. Our Client's interests are paramount to and come before our personal interests. Our Access Persons, as those terms are defined in this Code, are also expected to behave as fiduciaries with respect to our Client. This means that each must render disinterested advice, protect Client assets (including nonpublic information about the Client or an Investor's account) and act always in the best interest of our Client. We must also strive to identify and avoid conflicts of interest, however such conflicts may arise.

Access Persons of Armory Funds, LLC ("Armory" or "Adviser") must not:

•employ any device, scheme or artifice to defraud a Client;

•make to a Client any untrue statement of a material fact or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client;

•engage in any manipulative practice with respect to a Client;

•use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a Client; or

•conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to Clients as a fiduciary.

To assure compliance with these restrictions and the Federal Securities Laws, as defined in this Code, we have adopted, and agreed to be governed by, the provisions of this Code in addition to the procedures contained in applicable compliance manuals. However, Access Persons are expected to comply not merely with the "letter of the law", but with the spirit of the laws, this Code and applicable compliance manual. Should you have any doubt as to whether this Code applies to you, you should contact the CCO.

2. Definitions

As used in the Code, the following terms have the following meanings:

A. Access Persons include: (1) any director or officer of the Adviser; (2) any employee at the Adviser who (a) has access to nonpublic information regarding any Client's purchase or sale of securities, or portfolio holdings; or (b) is involved in making securities recommendations to Clients or has access to such recommendations that are nonpublic; and (3) any other person who the CCO determines to be an Access Person.1 For purposes of this Code, Armory has determined that all employees are Access Persons.

B. Automatic Investment Plan means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (DRIP).

C. Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934, as amended ("Exchange Act").

D. Chief Compliance Officer or CCO means the Adviser's Chief Compliance Officer, as designated on Form ADV, Part 1, Schedule A, or the CCO's designee, as applicable.

E. Federal Securities Laws means: (1) the Securities Act of 1933, as amended ("Securities Act"); (2) the Exchange Act; (3) the Sarbanes-Oxley Act of 2002; (4) the Advisers Act; (5) title V of the Gramm-Leach-Bliley Act; (6) any rules adopted by the SEC under the foregoing statutes; (8) the Bank Secrecy Act, as it applies to investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

F. Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

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1 The CCO will inform all Access Persons of their status as such and will maintain a list of Access Persons.

G. Limited Offering means an offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506. Limited Offerings of securities issued by Armory are included in the term Limited Offering.

H. Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

I. Reportable Fund means: (1) any registered investment company advised or sub-advised by Armory Funds; or (2) any registered investment company whose investment adviser or principal underwriter controls, is controlled by or is under common control with any Armory Funds entity.

J. Reportable Security means any security as defined in Advisers Act Section 202(a)(18) and Company Act Section 2(a)(36); including Reportable Funds as defined above, except (1) direct obligations of the Government of the United States; (2) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; and (4) shares issued by open-end funds and open-end exchange traded funds ("ETFs").

3. Substantive Restrictions

A. Blackout Period. No Access Person shall buy or sell a Reportable Security or Reportable Fund on the same day any trades in the security are made for Client accounts. The price paid or received by a Client account for any security should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person

B. IPO and Limited Offering Restrictions. Access Persons may not acquire any securities issued as part of an IPO or a Limited Offering, absent prior approval in the form attached as Exhibit A of the CCO or the CCO's designee. Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such person because of his or her position with Armory. Once pre-approval has been granted, the pre-approved transaction must be executed within twenty-four hours. An Access Person who has been authorized to acquire securities in such securities must disclose their interests if involved in considering an investment in such securities for a Client. Any decision to acquire the issuer's securities on behalf of a Client shall be subject to review by Access Persons with no personal interest in the issuer.

C. Other Trading Restrictions. Access Persons may not: (1) hold more than 5% of the outstanding securities of a single company without the approval of the CCO; or (2) engage in frequent trading in securities (e.g., day trading).

D. Short Swing Profits. Access Persons should not engage in frequent or short-term trading. CCO monitors personal trading of Access Persons and if there is evidence that an Access Person is engaging in frequent or short-term trading, the CCO will use discretion in resolving the situation with the Access Person.

E. Gift Policy. Access Persons must not give or accept gifts from any entity doing business with or on behalf of the Adviser in contravention of our gift policy, as contained in our compliance procedures.

F. Political Contributions. Access Persons must receive approval from the CCO for any political contribution exceeding $350 in an election in which an Access Person can vote, or exceeding $150 in an election in which an Access Person cannot vote. Political contributions of any amount should be reported to the CCO. Please refer to the policies and procedures related to political contributions in the adviser's compliance manual. A Political Contribution Pre-clearance Request Form can be found in Exhibit F of this Code's Appendix.

G. Conflicts of Interest. Access Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the CCO and, where appropriate, "Information Wall" procedures may be utilized to avoid potential conflicts of interest. Access Persons must avoid engaging in any activity which might reflect poorly upon themselves or us or which would impair their ability to discharge their duties with respect to us and our Clients.

H. Fair Treatment. Access Persons must avoid taking any action which would favor one Client or Investor over another in violation of our fiduciary duties and applicable law. Access Persons must comply with relevant provisions of our compliance manuals designed to detect, prevent or mitigate such conflicts.

I. Service as Outside Director, Trustee or Executor. Access Persons shall not serve on the boards of directors of publicly traded companies, or in any similar capacity, absent the prior approval of such service by the CCO following the receipt of a written request for such approval. In the event such a request is approved, "Information Wall" procedures may be utilized to avoid potential conflicts of interest. Other than by virtue of their position with Armory or with respect to a family member, no Access Person may serve as a trustee, executor or fiduciary. Similarly, Access Persons may not serve on a creditor's committee. In appropriate circumstances the CCO may grant exemptions from this provision.

J. Forfeitures. If there is a violation of paragraphs A, B, C or D, above, the CCO may determine whether any profits should be forfeited and may be paid to one or more Clients for the benefit of the Client(s). The CCO will determine whether gifts accepted in violation of paragraph E need to be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of our Clients.

K. Reporting Violations. Any Access Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO or to the CCO's designee. To the extent that such reports are provided to a designee, the designee shall provide periodic updates to the CCO with respect to violations reported. Access Persons may make these reports anonymously and no adverse action shall be taken against any such person making such a report in good faith.

L. Waivers. CCO may grant waivers of any substantive restriction in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.

M. Brokerage Accounts. Access Persons must disclose all brokerage accounts to the CCO and instruct their brokers to provide timely duplicate account statements to the CCO. A form of duplicate account statement and confirmations request letter is included as Exhibit D.

4. Pre-clearance and Reporting Procedures

A. Pre-clearance. Access Persons must preclear the following transactions:

•Transactions in equity or fixed income securities;

•Transactions in Reportable Funds;

•Transactions in any securities issued as part of an IPO; and

•Transactions in interests in a Limited Offering or private partnership.

B. Pre-clearance Exceptions. Pre-clearance requirements do not apply to:

(1) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

(2) Purchases or sales of Reportable Securities which are not eligible for purchase or sale by any Client;

(3) Purchases or sales of open-end funds, including ETFs. Access Persons are reminded that "front-running" Client transactions or trading on the basis of material, nonpublic inside or confidential information violates not only this Code, but our insider trading policies and procedures as well as other securities laws and, if proven, can be punishable by fines and other penalties;2

(4) Purchases or sales which are non-volitional on the part of either the Access Person or the Client;

(5) Transactions in securities which are not Reportable Securities;

(6) Purchases which are part of an Automatic Investment Plan or DRIP;

(7) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(8) Any equity securities transaction, or series of related transactions, involving 500 shares or less in the aggregate, if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than $1 billion; and

(9) Any investment grade fixed income securities transaction, or series of related transactions, involving 100 units ($100,000 principal amount) or less in the

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2 Purchases or sales of ETFs are still subject to the Reporting Requirements set forth in Section 4.C.

aggregate, if the Access Person has no prior knowledge of transactions in such securities on behalf of a Client.

Access Persons should consult the CCO if there are any questions about whether one of the exemptions listed above applies to a given transaction. We may, from time to time and in the sole discretion of the CCO, maintain a "Restricted List" of securities in which Access Persons may not trade.

C. Required Reports.

(1) Initial and Annual Holdings Reports. Each Access Person must submit to the CCO a report in the form attached as Exhibit B: (i) not later than ten (10) days after becoming an Access Person, reflecting the Access Person's holdings as of a date not more than 45 days prior to becoming an Access Person; and (ii) annually, on a date selected by the CCO, as of a date not more than 45 days prior to the date the report was submitted.

Holdings reports must contain the following information:

(a) the title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

(b) the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit. (Note that even those accounts that hold only non-Reportable Securities must be included); and

(c) the date the Access Person submits the report.

Brokerage statements containing all required information may be substituted for the Holdings Report Form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a holdings report containing the missing information as a supplement to the statement or confirmation.

(2) Quarterly Reports. No later than 30 days after the end of each calendar quarter, each Access Person must submit a report to the CCO covering all transactions in non-excepted Reportable Securities in the form attached as Exhibit C. The Report must also provide information on any account established by an Access Person which hold securities for the directr or indirect benefit of the Access Person.

Transactions reports must contain the following information:

(a) the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

(b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c) the price of the security at which the transaction was effected;

(d) the name of the broker, dealer or bank with or through which the transaction was effected; and

(e) the date the Access Person submits the report.

With respect to any account established by the Access Person during the reporting period the following information must be provided:

(a) the name of the broker, dealer or bank with whom the Access Person established the account;

(b) the date the account was established; and

(c) the date that the report is submitted by the Access Person.

Brokerage account statements or trade confirmations containing all required information may be substituted for the attached form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a transactions report containing the missing information as a supplement to the statement or confirmation.

D. Exceptions to Reporting Requirements. The reporting requirements of Section 4.C. apply to all transactions in Reportable Securities other than:

(1) transactions with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control; and

(2) transactions effected pursuant to an Automatic Investment Plan or DRIP.

E. Duplicate Statements and Confirms. Each Access Person, with respect to each brokerage account in which such Access Person has any direct or indirect beneficial interest, may choose to arrange that the broker shall mail directly to the CCO at the same time they are mailed or furnished to such Access Person (1) duplicate copies of broker trade confirmations covering each transaction in a Reportable Security in such account and (2) copies of periodic statements with respect to the account, provided, however, that such duplicate copies need not be filed for transactions involving Non-Reportable Securities. This requirement also may be waived by the CCO in situations when the CCO determines that duplicate copies are unnecessary.

F. Prohibition on Self Pre-clearance. No Access Person shall pre-clear his own trades, review his own reports or approve his own exemptions from this Code. When such actions are to be undertaken with respect to a personal transaction of the CCO, CEO will perform such actions as are required of the CCO by this Code.

5. Code Notification and Access Person Certifications

The CCO shall provide notice to all Access Persons of their status under this Code, and shall deliver a copy of the Code to each Access Person annually. Additionally, each Access Person will be provided a copy of any Code amendments. After reading the Code or amendment, each Access Person shall make the certification contained in Exhibit E and make annual certifications after the end of each calendar year. Certifications with respect to amendments to the Code must be returned to the CCO promptly.

6. Review of Required Code Reports

A. Reports required to be submitted pursuant to the Code will be reviewed by the CCO or a designee on a periodic basis.

B. Any material violation or potential material violation of the Code must be promptly reported to the CCO. The CCO will investigate any such violation or potential violation and report violations the CCO determines to be "material" to the President and/or the Board, as appropriate, with a recommendation of such action to be taken against any individual who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations. Other violations shall be handled by the CCO in a manner he deems to be appropriate. However, sanctions more severe than a warning or censure must be approved by senior management, as applicable.

C. The CCO will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.

D. Sanctions for violations of the Code include: verbal or written warnings and censures, monetary sanctions, disgorgement or dismissal. Where a particular Client has been harmed by the violative action, disgorgement may be paid directly to the Client; otherwise, monetary sanctions shall be paid to an appropriate charity determined by the CCO or CEO.

7. Recordkeeping and Review

This Code, a record of all certifications of an Access Person's receipt of the Code or any amendments thereto, any written prior approval for a Reportable Securities transaction given pursuant to Section 4.B. of the Code, a copy of each report by an Access Person, a record of any violation of the Code and any action taken as a result of the violation, any written report hereunder by the CCO, and lists of all persons required to make and/or review reports under the Code shall be preserved with the Adviser's records, for the periods and in the manner required by Advisers Act Rule 204-2. To the extent appropriate and permissible, the CCO may choose to keep such records electronically.

The CCO shall review this Code and its operation annually and may determine to make amendments to the Code as a result of that review. Material and non-material amendments to this Code should be made and distributed as described in Section 5.

Appendix A: Access Persons

Access Persons' Name(s)	Titles*

*To the extent that any Armory policy or procedure requires the actions of an individual serving in a particular position to be reviewed by that particular position (or require reports to be delivered to that particular position), those reports should be received or those actions reviewed by another designated person.

EXHIBIT A

ARMORY FUNDS, LLC

Sample Personal Trading Request and Authorization Form

Access Person Name:
Person On Whose Behalf Trade is Being Done (if different):
Broker:	Brokerage Account Number:
Reportable Security:
Company Name, Type of Security
Ticker Symbol or CUSIP:
Number of Shares or Units:	Price per Share or Unit:
Approximate Total Price:	Buy or Sell:

I hereby certify that all of the following information is true and complete:

To the best of my knowledge, the requested transaction is consistent with the letter and spirit of the Code of Ethics and applicable law.

Signature	Date

When signed and dated by the CCO, this authorization is approved for this transaction only and is effective for 24 hours from the time written below unless you are notified otherwise by the CCO. A record of this transaction will be kept by the CCO in confidential files.1

a.m.
p.m.
CCO	Date	Time

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1 All pre-clearance forms must be maintained for at least five years after the end of the fiscal year in which the form was submitted or the approval is granted, whichever is later. If approval is granted to acquire securities in an IPO or a Limited Offering, CCO must indicate reasons for such approval on reverse side of this form.

EXHIBIT B

ARMORY FUNDS, LLC

Sample Initial/Annual Securities Holdings Report

This form must be completed by each Access Person
within 10 days of becoming an Access Person and
on ________ of each calendar year thereafter.

The following list, which is current as of the date indicated below, accurately reflects my current personal securities holdings in which I have a direct or indirect beneficial interest:

Security (including ticker/CUSIP as applicable)	No. of Shares	Principal Amount	Broker/Dealer or Bank Through Whom Account is Held

The chart above (1) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, (2) excludes personal securities holdings of securities which are not Reportable Securities, and (3) is not an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities listed above.

I have an account or accounts, over which I have direct or indirect influence or control, in which securities (including securities which are not considered Reportable Securities) which are not listed above are held for my direct or indirect benefit as of the date below with the following brokers, dealers or banks:

_____________________________________________________________________________________________
_____________________________________________________________________________________________
_____________________________________________________________________________________________

Dated: ___________________________               Signature: _______________________

Armory Code: Initial/Annual Report

EXHIBIT C

ARMORY FUNDS, LLC

Sample Quarterly Personal Account Report

For the Calendar Quarter Ended ___________________

This form must be completed by each Access Person
within 30 days following the end of each calendar quarter.

Signature: ___________________________                Dated: _______________________

Brokerage account statements or trade confirmations containing all required information may be substituted for the attached form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, a transactions report containing the missing information as a supplement to the statement or confirmation may be submitted.

We have received statements for the following accounts. If there are any other reportable transactions in accounts not on this list below for the period for this report, please attach to them to this form.

Account Name	Account Number	Broker

This report (1) excludes personal securities transactions with respect to which I had no direct or indirect influence or control, (2) excludes personal securities transactions in securities which are not Reportable Securities, and (3) is not an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities shown on my duplicate statements.

EXHIBIT D

Sample Form of Brokerage Letter

[Date]
[Broker Name]
[Address]

Re: Account No. ______________________________ Account Name _____________________________

Dear [Broker Name],

As of [Date], please send to ARMORY FUNDS, LLC, a duplicate confirmation of each transaction in the above-named account and a duplicate monthly brokerage account statement for the above-named account.

Please mail the confirmations and account statements to:

ARMORY FUNDS, LLC
c/o 1330 St. Marys Street
Suite 400
Raleigh, NC 27605
Attention: Chief Compliance Officer

Thank you for your prompt attention to this matter.

Sincerely,

[Access Person]

cc: Chief Compliance Officer

EXHIBIT E

ARMORY FUNDS, LLC

Certification of Receipt and Compliance

This form must be completed by each Access Person
within 10 days of becoming an Access Person; and
upon receipt of any amendment to the Code.

I hereby acknowledge receipt of Armory Funds, LLC's current Code of Ethics (the "Code"), including any applicable amendments. I hereby certify that I (1) recently have read/re-read the Code (including any amendments thereto); (2) understand the Code; and (3) recognize that I am subject to its provisions. I also hereby certify that I have complied with and will continue to comply with the requirements of the Code and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code. Moreover, I agree to promptly report to Armory's Chief Compliance Officer any violation or possible violation of the Code of which I become aware. I understand that violation of the Code will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Name:
(Please print or type clearly)
Signature:
Date:

EXHIBIT F

ARMORY FUNDS, LLC

Political Contribution Pre-clearance Request

You are permitted to pursue legitimate political activities and to make political contributions to the extent permitted under U.S. law. However, you are prohibited from making contributions to U.S. state or local officials or candidates for state or local office if those contributions are intended to influence the award or retention of municipal finance business or any other business.

As a covered person of Armory Funds, LLC you are generally permitted to contribute:

(i) up to $350 to an official per election (with primary and general elections counting separately), if you are entitled to vote for the official at the time of the contribution, and;

(ii) up to $150 to an official per election (with primary and general elections counting separately), if you are not entitled to vote for the official at the time of the contribution.

You may not circumvent these rules by having your spouse or other member of your household make a contribution on your behalf.

Please complete the following information and submit it to the Chief Compliance Officer for review. Only one political contribution request per form.

IMPORTANT INFORMATION:	Do not make the political contribution unless you are advised that the pre-clearance has been approved.

Name of Contributor:
_________________________________________________________________________

Full Name and title (if applicable) of Campaign/Candidate or Political Action Committee ("PAC"):
___________________________________________________________________________________

Level of Office (i.e., city, county, state, federal):
____________________________________________________
Municipality: _____________________________________________
Amount of Intended Contribution: _____________________________________
Signature of Associate: _____________________________________
Date Submitted: ______________________________________

____________________________________________________________________________________
COMPLIANCE USE ONLY

______ Approved     ______ Not Approved

Signature of CCO: ________________________________

Date of Review: _____________________________